Rennova Health reports SECOND quarter 2018 FINANCIAL RESULTS

WEST PALM BEACH, Fla. (August 14, 2018) – Rennova Health, Inc. (OTC: RNVA), (OTC: RNVAW), (“Rennova” or the “Company”) a vertically integrated provider of industry-leading diagnostics and supportive software solutions to healthcare providers that acquired its second rural hospital in Tennessee on June 1, 2018, reports financial results for the three and six months ended June 30, 2018 and provides a business update.

Rennova Health is a provider of an expanding number of services for healthcare providers and their patients. The Company’s principal lines of business are (i) clinical laboratory operations; and (ii) Hospital Operations. The Company presents its financial results based upon these two business segments.

The second quarter saw us take ownership of our second rural hospital and increase our quarterly revenues to approximately $3.3 million. Our second hospital will have a positive effect on our revenue going forward and is expected to add approximately $1.2-1.5 million collectible revenue a month. We have enhanced our management team with specific expertise and experience in this sector and will explore further acquisitions and opportunities to develop this new hospital division with initial focus remaining in the same general geographic location as our current hospitals. We will continue to assess the best way to provide value to our shareholders.

Highlights from the first six months of 2018 and recent weeks include:

●	Completed the acquisition of our second rural hospital in Jamestown, Tennessee at a total cost of approximately $1,100,000 from Community Health Systems (CHS)
●	Successfully completed the change of ownership process and recently started receiving payment from payors for services provided
●	Raised $5.5 million in private placements of convertible notes.
●	Progressed plans to spin out two divisions, Genetic diagnostics and interpretation (AMSG) and the Software division (HTS), which we intend to complete in the second half of 2018
●	Increased authorized common stock to 3,000,000,000 shares
●	Added a new CFO to our management team

On January 31, 2018, the Company entered into an asset purchase agreement to acquire certain assets related to an acute care hospital located in Jamestown, Tennessee. The purchase was completed on June 1, 2018. The hospital was acquired by a newly formed subsidiary, Jamestown TN Medical Center, Inc., and is an 85-bed facility of approximately 90,000 square feet on over eight acres of land, which offers a 24-hour Emergency Department with two spacious trauma bays and seven private exam rooms, inpatient and outpatient medical services and a Progressive Care Unit which provides telemetry services. The acquisition also included a separate physician practice which now operates under Rennova as Mountain View Physician Practice, Inc.

Net annual revenues in recent years for the hospital in Jamestown have been approximately $15 million with government payers including Medicare and Medicaid accounting for in excess of 60% of the payor mix. Rennova does not expect this payer mix to change significantly in the near future. The hospital was acquired for approximately $635,000 from Community Health Systems, Inc. Diligence, legal and other costs associated with the acquisition are estimated to be approximately $500,000 meaning the total cost of acquisition to the Company is approximately $1,100,000.

On May 9, 2018, the Company held a Special Meeting of Stockholders, in part, to approve an amendment to the Company’s Certificate of Incorporation, as amended, to increase the number of authorized shares of common stock from 500,000,000 to 3,000,000,000 shares. The proposal was approved and on May 9, 2018 the Company filed an amendment to its Certificate of Incorporation to increase its authorized common stock to 3,000,000,000 shares.

The Company secured net proceeds of $5.5 million in the first six months of 2018 by entering into Additional Issuance Agreements with two existing institutional investors whereby the Company issued $6.8 million aggregate principle of Senior Secured Original Discount Convertible Debentures due September 19, 2019.

“The second quarter saw us crossing a significant milestone in our efforts to regrow Rennova’s business opportunities and revenues”, said Seamus Lagan, CEO of Rennova. “Completion of the acquisition of a second hospital demonstrates our capability to grow the business in this sector and while we only had ownership for one month of the second quarter we can expect a more significant contribution to our financial statements in the next and future quarters”.

Financial Results

Consolidated net revenues were $3.3 million for the three months ended June 30, 2018, as compared to $74.6 thousand for the three months ended June 30, 2017, net of a $577.3 thousand adjustment for bad debt expense, an increase of $3.2 million. The increase is due to revenue from Jamestown Regional Medical Center, which was acquired on June 1, 2018 and the Big South Fork Medical Center, which we began operating on August 8, 2017. The increase in hospital revenue was offset by a $0.7 million decrease in Clinical Laboratory Operations revenue for the three months ended June 30, 2018 compared to the same period in 2017. The 2018 and 2017 net revenues include a bad debt expense elimination of $0.7 million and $0.6 million, respectively, for doubtful accounts and allowance billing adjustments by insurance companies.

Based on new rules for revenue recognition, bad debts are now treated similar to contractual adjustments and directly reduce sales revenue. In an abundance of caution through the startup period of our Oneida hospital, which began operations in August 2017, and Jamestown Regional Medical Center, which we acquired on June 1, 2018, we have reserved bad debt totaling $895,000 as of June 30, 2018, which when set against sales revenues of $5.8 million results in the Company reporting net revenues for the three and six months ended June 30, 2018 of $3.3 million and $4.9 million, respectively. The Company continues to review its provision for bad debt.

Direct costs of revenue increased by $2.2 million compared to the three months ended June 30, 2017. The increase is directly related to the increased hospital operations.

Other income increased by $0.4 million for the three months ended June 30, 2018 as compared to same period a year ago. There was also a $7.7 million gain on the bargain purchase involving real property assets acquired in the Jamestown Regional Medical Center acquisition on June 1, 2018.

Our net income from continuing operations was $44.2 million for the three months ended June 30, 2018, as compared to a net loss of $10.0 million for the three months ended June 30, 2017. The net gain is due primarily to the revaluation of our derivative instruments. Also contributing to the net income in the current period is the $7.7 million bargain purchase gain related to the Jamestown Regional Medical Center acquisition on June 1, 2018, among other items.

General and administrative expenses decreased by $0.2 million, or 5%, compared to the same period a year ago due to a significant reduction in the number of laboratory facilities, thereby reducing the number of employees and the related operating expenses.

There was a decline in sales and marketing expenses of $0.2 million, or 100%, for the three months ended June 30, 2018 as compared to the three months ended June 30, 2017, which is due to a significant reduction in sales force and in total marketing spend.

Interest expense for the three months ended June 30, 2018 was $4.5 million, as compared to $6.1 million for the three months ended June 30, 2017. Interest expense for the three months ended June 30, 2018 includes $2.5 million for the amortization of debt discount and deferred financial costs related to convertible debentures and warrants and $2.0 million for interest expense on notes payable and capital lease obligations. Interest expense in the three months ended June 30, 2017 includes a $2.8 million non-cash interest charge related to the issuance of convertible debentures and warrants during the period, and $0.9 million for the amortization of debt discount and deferred financing costs.

Depreciation and amortization expense was $0.3 million for the three months ended June 30, 2018 as compared to $0.4 million for the same period a year ago as some of our property and equipment became fully depreciated during 2017. We expect our depreciation and amortization expense to increase going forward as a result of the fixed assets associated with our hospital acquisitions.

The Company’s operating loss decreased by $1.5 million for the three months ended June 30, 2018 as compared to same period a year ago. We attribute the improvement to the increase in our net revenues generated by our hospital acquisitions.

As reflected in the condensed consolidated financial statements, the Company had a working capital deficit of $123.9 million and an accumulated deficit of $270.2 million, at June 30, 2018. In addition, the Company had a loss from operations of approximately $101.0 million and cash used in operating activities of $5.8 million for the six months ended June 30, 2018. The loss from operations was primarily driven by a change in fair value of derivative instruments in the amount of $95.6 million.

During the six months ended June 30, 2018, the Company completed several private placement offerings with institutional investors for an aggregate of $6.8 million in principal less original issue discounts of $1.3 million and received proceeds totaling $5.5 million. From July 1, 2018 to August 10, 2018, the Company completed additional private placement offerings for $1.8 million in principal and received $1.5 million in total proceeds. Previously, the Company announced that its Big South Fork Medical Center received CMS regional office licensure approval and opened on August 8, 2017. On June 1, 2018, the Company purchased and began operating the Jamestown Regional Medical Center, which is located in Jamestown, Tennessee. The Company may amend its current revenue recognition policy and percentage for the hospitals when payments are received to support amended revenue recognition methodologies. Therefore, the Company expects that these hospitals will continue to provide additional revenue and cash flow sources.

At June 30, 2018, we had $7 thousand in cash on hand from continuing operations, a working capital deficit of $123.9 million and a stockholders’ deficit of $129.9 million. In addition, we incurred a loss from continuing operations before other income (expense) and income taxes of $2.4 million and $6.1 million for the three and six months ended June 30, 2018, respectively. Our cash position is critically deficient and payments critical to our ability to operate are not being made in the ordinary course. Our fixed operating expenses, including payroll, rent, capital lease payments and other fixed expenses, including the costs required to operate Big South Fork Medical Center, which began operations on August 8, 2017, and Jamestown Regional Medical Center, which we acquired on June 1, 2018, are approximately $2.4 to $2.9 million per month.

About Rennova Health, Inc.

Rennova provides industry-leading diagnostics and supportive software solutions to healthcare providers, delivering an efficient, effective patient experience and superior clinical outcomes. Through an ever-expanding group of strategic brands that work in unison to empower customers, we are creating the next generation of healthcare. For more information, please visit www.rennovahealth.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Actual results may differ from expectations and, consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Additional information concerning these and other risk factors are contained in the Company’s most recent filings with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in their expectations or any change in events, conditions or circumstances on which any such statement is based, except as required by law.

Contacts:

Rennova Health, Inc.

Sebastien Sainsbury, 561-666-9818

ssainsbury@rennovahealth.com

RENNOVA HEALTH, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017

Net revenues	$3,292,217	$74,565	$4,893,877	$758,830

Operating expenses:
Direct costs of revenue	2,369,813	210,403	4,459,179	455,234
General and administrative	2,998,055	3,164,563	5,890,073	6,481,011
Sales and marketing expenses	-	194,738	(1,215)	447,052
Depreciation and amortization	317,734	419,924	651,248	846,853
Total operating expenses	5,685,602	3,989,628	10,999,285	8,230,150

Loss from continuing operations before other income (expense) and income taxes	(2,393,385)	(3,915,063)	(6,105,408)	(7,471,320)

Other income (expense):
Other income	409,092	50,757	421,061	50,757
Gain on Bargain Purchase	7,732,302	-	7,732,302	-
Change in fair value of derivative instruments	44,162,579	-	(95,616,653)	(42,702,815)
Gain on extinguishment of debt	-	-	-	42,702,815
Interest expense	(4,446,090)	(6,135,982)	(7,753,103)	(11,178,844)
Total other income (expense), net	47,857,883	(6,085,225)	(95,216,393)	(11,128,087)

Net income (loss) from continuing operations before income taxes	45,464,498	(10,000,288)	(101,321,801)	(18,599,407)

Income tax expense	-	-	76	3,250

Net income (loss) from continuing operations	45,464,498	(10,000,288)	(101,321,877)	(18,602,657)

Net income (loss) from discontinued operations	(146,577)	(677,921)	275,216	(1,744,209)
Net income (loss)	45,317,921	(10,678,209)	(101,046,661)	(20,346,866)
Deemed dividend from trigger of down round provision feature	-	(3,508,587)	-	(51,061,339)
Net income (loss) to common shareholders	$45,317,921	$(14,186,796)	$(101,046,661)	$(71,408,205)

Net income (loss) per common share:
Basic continuing operations	$0.06	$(19.75)	$(0.20)	$(44.74)
Diluted continuing operations	$(0.00)	$(19.75)	$(0.20)	$(44.74)
Basic discontinued operations	$(0.00)	$(1.34)	$0.00	$(4.20)
Diluted discontinued operations	$(0.00)	$(1.34)	$0.00	$(4.20)
Basic net income (loss)	$0.06	$(28.02)	$(0.20)	$(171.75)
Diluted net loss	$(0.00)	$(28.02)	$(0.20)	$(171.75)
Weighted average number of common shares outstanding during the period:
Basic	810,165,997	506,288	517,679,176	415,760
Diluted	11,900,106,250	506,288	517,679,176	415,760

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

	June 30, 2018	December 31, 2017
	(unaudited)
ASSETS
Current assets:
Cash	$7,058	$-
Accounts receivable, net	2,920,100	971,312
Inventory	727,285	236,914
Prepaid expenses and other current assets	303,258	9,842
Income tax refunds receivable	1,940,845	1,940,845
Current assets of AMSG and HTS classified as held for sale	269,526	226,732
Total current assets	6,168,072	3,385,645

Property and equipment, net	9,436,824	2,695,440
Intangibles, net	444,413	-
Deposits	179,458	180,875
Non-current assets of AMSG and HTS classified as held for sale	17,478	28,834

Total assets	$16,246,245	$6,290,794

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable (includes related parties of $0.3 and $0.2 million, respectively)	$4,887,281	$4,188,678
Accrued expenses (includes related parties of $0.1 and $0.1 million, respectively)	6,699,998	4,967,405
Income taxes payable	1,968,229	1,971,592
Current portion of notes payable	6,701,349	6,957,830
Current portion of notes payable, related parties	1,718,500	1,128,500
Current portion of capital lease obligations	1,246,853	2,079,137
Current portion of debentures	1,833,705	1,615,693
Derivative liabilities	102,940,555	12,435,250
Current liabilities of AMSG and HTS classified as held for sale	2,031,814	1,972,854
Total current liabilities	130,028,284	37,316,939

Other liabilities:
Debentures, net of current portion	8,128,607	3,752,022
Capital lease obligations, net of current portion	163,917	-
Total liabilities	138,320,808	41,068,961

Commitments and contingencies (Note 15)

Redeemable Preferred Stock I-1	5,835,294	5,835,294
Redeemable Preferred Stock I-2	2,036,118	-

Stockholders’ deficit:
Series G preferred stock, $0.01 par value, 14,000 shares authorized, 215 shares issued and outstanding	2	2
Series H preferred stock, $0.01 par value, 14,202 shares authorized, 10 and 60 shares issued and outstanding	-	-
Series F preferred stock, $0.01 par value, 1,750,000 shares authorized, 1,750,000 shares issued and outstanding	17,500	17,500
Common stock, $0.01 par value, 3,000,000,000 and 500,000,000 shares authorized, 1,591,673,800 and 19,750,844 shares issued and outstanding	15,916,738	197,508
Additional paid-in-capital	124,346,871	128,351,954
Accumulated deficit	(270,227,086)	(169,180,425)
Total stockholders’ deficit	(129,945,975)	(40,613,461)
Total liabilities and stockholders’ deficit	$16,246,245	$6,290,794